Exhibit 23.1

Consent of Cooper Roberts Research, Inc.

We hereby consent to the use of our firm’s name, Cooper Roberts Research and/or Cooper Roberts, and to the inclusion of quotations or summaries of or references to information, research or modeling contained in or derived from the market and industry analyses or reports prepared for and supplied to At Home Group Inc. (the “Company”) by Cooper Roberts Research, Inc. in any amendment to, or any prospectus or prospectus supplement related to, to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission by the Company on October 20, 2017 in connection with the registration of certain outstanding shares of its common stock (including any amendments or supplements thereto, the “Registration Statement”). Cooper Roberts Research, Inc. also hereby consents to (i) being named as an expert (and being included in the caption “Experts”) in any amendment to, or any prospectus or prospectus supplement related to, to the Registration Statement and (ii) the filing of this consent as an exhibit to a Current Report on Form 8-K to be filed by the Company, which will be incorporated by reference into the Registration Statement.

COOPER ROBERTS RESEARCH, INC.

By:	/s/ Kenneth R. Roberts
Name: Kenneth R. Roberts
Title: President

Date: December 4, 2017